LETTER OF INTENT

April 19, 2012

To:

Centaurus Technologies Inc.

1000 W. Bonanza Road

Las Vegas, NV

89106

Re: Purchase of assets from Centaurus Technologies Inc. (the "Seller") by Sweetwater Resources Inc. (the “Purchaser”)

The following sets out the basic terms upon which (the “Purchaser”) would be prepared to purchase the Assets (as defined below). The terms are not comprehensive and additional terms, including customary representations and warranties, will be incorporated into a formal agreement (the “Formal Agreement”) to be negotiated between the Purchaser and the Seller. The basic terms are as follows:

1)

Purchaser: The Purchaser is a company incorporated under the laws of the State of  Nevada with its common shares registered under the Securities Exchange Act of 1934.

2)

Seller: The Seller is a company incorporated under the laws of Nevada. Prior to the completion of and depending on the structure for the purchase of the Assets, the Seller may be required to continue from the federal jurisdiction of the State of Nevada.

3)

Transaction: The Purchaser agrees to purchase that certain cultured diamond technology patent and related intellectual property (the “Assets”) from the Seller (the “Acquisition”). In consideration for the Acquisition, the Purchaser will issue to the Seller or Seller’s shareholders an aggregate of 43,850,000 shares of Purchaser’s restricted common stock (the “Consideration Shares”).  On or prior to the consummation of the Acquisition (the “Closing”), certain of the Purchaser’s shareholders will surrender for cancellation to the treasury of the Purchaser a sufficient number of shares of the Purchaser’s issued and outstanding common stock such that, upon the Closing (including those securities issuable under the Financing), the total number of issued and outstanding shares of common stock of the Purchaser will equal 73,000,000 shares on a fully-diluted basis. The Consideration Shares will constitute sixty percent (60%) of the total issued and outstanding common stock of the Purchaser at Closing.  No other class or series of capital stock of the Purchaser will exist at the Closing.  Also in consideration for the purchase of the Assets, Purchaser agrees to assume debts of the Seller in an amount not to exceed $100,000, excluding the Bridge Loan (as defined herein).  In the event an audit is required of the Assets and assumed debt, Seller will provide the same from a PCAOB qualified auditor no later than the Closing.

4)

On or prior to the Closing, the Purchaser will change its name to Centaurus Technologies, Inc.   The Acquisition will be completed pursuant to available exemptions from the Securities Act of 1933 and any other applicable securities legislation.

5)

Structure: In order to facilitate the Acquisition, the Purchaser and the Seller each agree to use their commercial best efforts to formulate a structure for the Acquisition which is acceptable to each of the parties and which is formulated to:

a)

comply with all necessary legal and regulatory requirements;

b)

minimize or eliminate any adverse tax consequences; an

c)

be as cost effective as possible

1)

Officers: At the Closing, all of the Purchaser’s officers will resign and a new management team will be appointed by the newly reconstituted board of directors of the Purchaser.  The new officers will enter into customary non-competition and non-solicitation agreements with the Purchaser.

2)

Directors: At the Closing, all of the directors of the Purchaser will resign and two new directors will be nominated and elected by the Seller.

3)

Employees: The parties agree to discuss and define other employee matters, including post-Closing employment and benefits arrangements with respect to current employees of the Seller and the Purchaser, retention of key employees of the Seller and the entering into of customary non-competition and non-solicitation agreements.

4)

Bridge Loan: Upon the execution of this Letter of Intent by the Seller, the Purchaser will provide the Seller with a bridge loan of up to $250,000 (the “Bridge Loan”), on terms to be set out in a definitive loan agreement to be entered into between the Purchaser and the Seller, which Bridge Loan will be used by the Seller for general working capital purposes. The Bridge Loan will bear interest at the rate of 8% per annum and will have a maturity date of April 1, 2013, unless extended by mutual agreement of the Purchaser and the Seller. On Closing, the Bridge Loan will be consolidated as part of the debt assumed. As security for the Bridge Loan, the Seller will provide the Purchaser with a General Security Agreement over all of the Seller’s assets.

5)

Financing: On or before the Closing, the Purchaser will complete one or more private placements of shares of the Purchaser’s restricted common stock to third parties for aggregate gross proceeds of not less than $500,000 (the “Financing”) plus the amount necessary to pay all of Purchaser’s pre-closing debts.

6)

Access to Information: The Purchaser and the Seller agree that, immediately upon the execution of this Letter of Intent by the Seller:

a)

the Purchaser and its respective advisors will have full access during normal business hours to, or the Seller will deliver to the Purchaser, copies of all documents pertaining to the operations of the Seller; and

b)

the Seller and its respective advisors will have full access during normal business hours to, or the Purchaser will deliver to the Seller or the security holders of the Seller (the “Vendors”), as applicable, copies of all documents pertaining to the operations of the Purchaser.

12)

Return of Materials: Each of the Purchaser and the Seller agrees to return or destroy any materials delivered in accordance with Section 11 of this Letter of Intent if the Formal Agreement is not executed within the time provided in this Letter of Intent.

13)

SEC Filings:  The Purchaser will prepare, with assistance from the Seller, a disclosure report for filing with the Securities and Exchange Commission a Current Report on Form 8-K as required by Items 1.01, 2.01 (including 2.01(f)), 3.02, 5.01 (including 5.011(a)(8)), 5.02 and 5.03, which report will include Form 10 information on the post-closing company.  Such Current Report on Form 8-K will be filed by the Purchaser within four (4) days of the Closing and will be signed by the incoming principal executive and principal accounting officers, as appropriate.

14)

Conditions Precedent for the Purchaser: The obligation of the Purchaser to proceed with the Acquisition will be subject to the satisfaction by the Seller and/or the Vendors or written waiver by the Purchaser of the following conditions (the “Purchaser’s Conditions Precedent”) within the time set forth in the Formal Agreement:

a)

the Purchaser reviewing and approving all materials in the possession and control of the Seller and the Vendors which are germane to the decision of the Purchaser to proceed with the Acquisition;

b)

the Purchaser and its advisors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and both the Purchaser and its advisors being satisfied with the results of such due diligence;

c)

the Seller providing to the Purchaser, and the Purchaser and its accountant having had a reasonable opportunity to review, audited financial statements of the Seller for each of the last two fiscal years completed prior to the Closing, prepared in accordance with United States generally accepted accounting principles by independent accountants registered with both the Canadian Public Accounting Board and the United States Public Company Accounting Oversight Board, and unaudited financial statements for the Seller’s most recent interim financial period prior to the Closing, if any, and both the Purchaser and its accountant being satisfied with the content of such financial statements;

d)

the Purchaser having received a legal opinion from counsel for the Seller with respect to the Seller and its securities, in a form reasonably satisfactory to counsel for the Purchaser;

e)

the Purchaser obtaining all necessary governmental, regulatory and court consents, waivers and approvals (including antitrust clearance to the extent applicable);

f)

the Seller obtaining the consent of any parties from whom consent to the Acquisition is required;

g)

the Seller and the Vendors complying with all pre-Closing covenants to be set out in the Formal Agreement and the continuing accuracy in all material respects of the representations and warranties of the Seller and the Vendors as contained therein at Closing;

h)

the Seller’s liabilities, determined in accordance with United States generally accepted accounting principles, not exceeding $100,000, excluding any credit facility against inventory or receivables of the Seller;

i)

no material adverse change having occurred in connection with the business of the Seller;

j)

no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in connection with the Acquisition or the Financing;

k)

approval of the board of directors of the Purchaser and the Seller being obtained; approval of: (i) all of the Vendors being obtained; or (ii) Shareholders holding a majority of the securities of the Seller and, if applicable, Shareholders holding a majority of each outstanding class of securities of the Seller, being obtained; and

l)

any other conditions customary in transactions similar to the Acquisition. It would be the expectation of the Purchaser that many of the Purchaser’s Conditions Precedent will be narrowed or eliminated altogether as the Purchaser completes its due diligence and the Formal Agreement and schedules thereto are finalized.

15)

Conditions Precedent for the Vendors: The obligation of the Vendors to proceed with the Acquisition will be subject to satisfaction by the Purchaser or written waiver by the Vendors of the following conditions (collectively, the “Vendors’ Conditions Precedent”) within the time set forth in the Formal Agreement:

a.

the Vendors reviewing and approving all materials in the possession and control of the Purchaser which are germane to the decision of the Vendors to proceed with the Acquisition;

b.

the Vendors and their advisors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and the Vendors and their advisors being satisfied with the results of such due diligence;

c.

the Vendors and their accountant having had a reasonable opportunity to review the audited financial statements of the Purchaser, and the Vendors and their accountant being satisfied with the content of such financial statements;

d.

the Seller having received a legal opinion from counsel for the Purchaser with respect to the Purchaser and the Consideration Shares and warrants (if any), in a form reasonably satisfactory to counsel for the Vendor;

e.

the Vendors and the Seller obtaining all necessary governmental, regulatory and court consents, waivers and approvals (including antitrust clearance to the extent applicable);

f.

the Purchaser obtaining the consent of any parties from whom consent to the Acquisition is required;

g.

the Purchaser complying with all pre-Closing covenants to be set out in the Formal Agreement and the continuing accuracy in all material respects of the representations and warranties of the Purchaser as contained therein at Closing;

h.

no material adverse change having occurred in connection with the business of the Purchaser;

i.

the Purchaser completing the Financing for sufficient net proceeds to provide the Purchaser with working capital of $500,000 at Closing, after payment of all outstanding Purchaser liabilities;

j.

approval of the board of directors of the Purchaser and the Seller and approval of all of the Vendors being obtained;

k.

no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in connection with the Acquisition or the Financing;

l.

the Purchaser having no more than 73,000,000 shares issued and outstanding as of the Closing (including any shares to be issued in connection with the Financing);and

m.

other conditions customary in transactions similar to the Acquisition. It would be the expectation of the Vendors that many of the Vendors’ Conditions Precedent will be narrowed or eliminated altogether as the Vendors complete their due diligence and the Formal Agreement and schedules thereto are finalized.

15)

Closing: The Closing, unless otherwise agreed to by the Purchaser and the Seller, will occur not later than May 1, 2012. At the Closing, the Seller will transfer the Assets to the Purchaser free from any outstanding liens, charges, claims or encumbrances and execute all such documents as the Purchaser’s solicitors may require in order to effect such transfer. The Closing may take place by exchange of the appropriate solicitors’ undertakings, which will involve each party’s solicitors delivering to his or her counterpart all required documentation, to be held in trust and not released until all such documentation has been executed and delivered to the Purchaser.

16)

Confidentiality: Except as and to the extent required by law, neither the Purchaser nor the Seller will disclose or use, and will direct its respective representatives not to disclose or use to the detriment of the other party, any Confidential Information (as defined below) with respect to such other party furnished, or to be furnished, by either the Purchaser or the Seller or their respective representatives to such other party or its representatives at any time or in any manner other than as may be agreed to by such other party. For purposes of this Section 17, "Confidential Information" means any information about the Seller or the Purchaser stamped "confidential" or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the other party or its representatives or to others not bound by a duty of confidentiality; (ii) such information becomes publicly available through no fault of the other party or its representatives; (iii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition; or (iv) the furnishing or use of such information is required by, or necessary or appropriate in connection with, legal proceedings. Upon the written request of the Purchaser or the Seller, as applicable, the other party will promptly return or destroy any Confidential Information in its possession and certify in writing to the other party that it has done so.

17)

Disclosure: Except as and to the extent required by law, without the prior written consent of the other parties, neither the Purchaser, the Vendors, nor the Seller will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transactions proposed in this Letter of Intent. If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

18)

Expenses: The Purchaser, the Seller and each Vendor will be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Acquisition.

19)

Formal Agreement: Upon execution of this Letter of Intent, the Purchaser will arrange for the preparation of a draft of the Formal Agreement for the Vendors’ and Seller’s review. The Formal Agreement may require further negotiation and may contain matters not contemplated in this Letter of Intent.

20)

Good Faith Negotiations: Each of the parties will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Formal Agreement on or before May 1, 2012 and to consummate the Acquisition on or before July 1,2012.

21)

Standstill:

a)

From the date hereof until July 1, 2012, unless a later date is mutually agreed to in writing by the parties, the parties will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the matters contemplated by this Letter of Intent to, any third parties, unless such action, matter or transaction is part of the transactions contemplated in this Letter of Intent or is satisfactory to, and is approved in writing in advance by, the other party hereto or is necessary to carry on the normal course of business.

b)

Notwithstanding Section 22(a), in the event that the Formal Agreement has been executed, but the Closing has not occurred, the Vendors and the Seller will be entitled to solicit interim financing until the Closing occurs, provided that they do not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the matters contemplated by this Letter of Intent or otherwise to, any third parties that may result in the Seller becoming a public entity other than pursuant to the transactions contemplated by this Letter of Intent, unless such action, matter or transaction is part of the transactions contemplated in this Letter of Intent or is satisfactory to, and is approved in writing in advance by, the other party hereto or is necessary to carry on the normal course of business.

15)

Not a Binding Agreement: This Letter of Intent does not create a binding contract and will not be enforceable, except in respect of the obligations set out in paragraphs 12, 17, 18, 19, 21, 22, 23, 25, 26, 27 and 28 (collectively, the "Binding Provisions"). The Binding Provisions will automatically terminate on July 1, 2012 and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except for the obligations in paragraphs 12, 17, 18, 19, 23 and 25, which will survive any such termination.

16)

Currency: All references to “$" in this Letter of Intent shall refer to currency of the United States of America.

17)

Proper Law: This Letter of Intent will be governed by and construed in accordance with the law of the Nevada, United States and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the United States in any proceeding hereunder.

18)

Counterparts and Electronic Means: This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

19)

No Liability: Except as specified in paragraph 23, the provisions of this Letter of Intent do not constitute and will not give rise to any legally binding obligation on the part of either party to this Letter of Intent. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Acquisition, or relating to the negotiation of the terms of the Acquisition or the Formal Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties to this Letter of Intent.

20)

Acceptance: If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent by no later than by 5 p.m. on April 2, 2012. Facsimile is acceptable.

Yours truly,

SWEETWATER RESOURCES INC.

/s/Jose Madappilly

Name:  Jose Madappilly

Title: CEO

The above terms are accepted this 19th day of April, 2012.

CENTAURUS TECHNOLOGIES INC.

/s/Alvin  A. Snaper

Name: Alvin A. Snaper

Title: Chairman and Chief Science Officer